Exhibit 21.1

Broadcom Inc. – List of Subsidiaries
As of November 4, 2018

Name of Subsidiary	Country of Incorporation
Agere Systems LLC	Delaware (U.S.A.)
Avago Technologies Cayman Holdings Ltd	Cayman Islands
Avago Technologies Cayman Ltd.	Cayman Islands
Avago Technologies Finance Pte. Ltd.	Singapore
Avago Technologies Holdings B.V.	Netherlands
Avago Technologies International Sales Pte. Limited	Singapore
Avago Technologies U.S. Inc.	Delaware (U.S.A.)
Avago Technologies Wireless (U.S.A.) Manufacturing LLC	Delaware (U.S.A.)
Broadcom Asia Distribution Pte. Ltd.	Singapore
Broadcom Bermuda LP	Bermuda
Broadcom Cayman Finance Limited	Cayman Islands
Broadcom Cayman Limited	Cayman Islands
Broadcom Communications Bermuda Limited	Bermuda
Broadcom Communications Netherlands B.V.	Netherlands
Broadcom Corporation	California (U.S.A.)
Broadcom Europe Limited	England
Broadcom Holdings Pte. Ltd.	Singapore
Broadcom International Limited	Cayman Islands
Broadcom International LLC	Delaware (U.S.A.)
Broadcom International Pte. Ltd.	Singapore
Broadcom Netherlands B.V.	Netherlands
Broadcom Products Unlimited Company	Ireland
Broadcom Technologies, Inc.	Delaware (U.S.A.)
Broadcom UK Ltd.	Delaware (U.S.A.)
Brocade Communications Luxembourg Sarl	Luxembourg
Brocade Communications Switzerland Sarl	Switzerland
Brocade Communications Systems, LCC	Delaware (U.S.A.)
Brocade Global Holdings GmbH	Switzerland
Brocade Technology GmbH	Switzerland
Cyoptics, Inc.	Delaware (U.S.A.)
Emulex Corporation	California (U.S.A.)
Foundry Networks Holding Co.	Delaware (U.S.A.)
Global Locate, Inc.	Delaware (U.S.A.)
LSI Corporation	Delaware (U.S.A.)
LSI Logic HK Holdings	Cayman Islands
LSI Technology (Singapore) Pte. Ltd.	Singapore
Netlogic I LLC	Delaware (U.S.A.)
NetLogic Microsystems Caymans Limited	Cayman Islands
RMI International Caymans Limited	Cayman Islands
ServerWorks International Ltd.	Cayman Islands
Silicon Manufacturing Partners Pte Ltd.*	Singapore

* 51% LSI Technology (Singapore) Pte. Ltd.; 49% GlobalFoundries